Exhibit 99.15

Johnson & Johnson Reports 2010 First-Quarter Results:

Sales of $15.6 Billion Increased 4.0% Versus 2009 First-Quarter; EPS was $1.62
 Excluding Special Items, 2010 First-Quarter EPS was $1.29, an increase of 2.4%*

New Brunswick, NJ (April 20, 2010) – Johnson & Johnson today announced sales of $15.6 billion for the first quarter of 2010, an increase of 4.0% as compared to the first quarter of 2009. Operational results declined 0.1% and the positive impact of currency was 4.1%.  Domestic sales declined 5.0%, while international sales increased 14.4%, reflecting operational growth of 5.5% and a positive currency impact of 8.9%.

Net earnings and diluted earnings per share for the first quarter of 2010 were $4.5 billion and $1.62, respectively. First quarter 2010 net earnings included an after-tax gain of $910 million representing the net impact of litigation matters. Excluding this special item, net earnings for the current quarter were $3.6 billion and diluted earnings per share were $1.29, representing increases of 3.1% and 2.4%, respectively, as compared to the same period in 2009.*   The Company updated its earnings guidance for full-year 2010 to $4.80 - $4.90 per share to reflect recent changes in foreign currency exchange rates. Earnings guidance excludes the impact of special items and now incorporates the impact of recently enacted health care reform legislation.

“Thanks to the outstanding efforts of our people, we were able to deliver solid financial results,” said William C. Weldon, Chairman and Chief Executive Officer. “This was accomplished despite a major product recall and the continued impact of patent expirations. We are well positioned for future growth.”

Worldwide Consumer sales of $3.8 billion for the first quarter represented an increase of 1.5% versus the prior year consisting of a decrease of 3.7% operationally and a positive impact from currency of 5.2%. Domestic sales decreased 9.6%; international sales increased 11.1%, which reflected an operational increase of 1.4% and a positive currency impact of 9.7%.

Positive contributors to operational results were NEUTROGENA®, AVEENO® and LE PETIT MARSEILLAIS® skin care products; ZYRTEC® over-the-counter allergy treatment; international sales of LISTERINE® antiseptic mouthrinse; and women’s sanitary protection products.   These operational sales increases were more than offset by the impact of the previously announced recall of selected OTC products as well as the devaluation of the Venezuelan currency.

Worldwide Pharmaceutical sales of $5.6 billion for the first quarter represented a decrease of 2.5% versus the prior year consisting of an operational decline of 5.7% and a positive impact from currency of 3.2%. Domestic sales decreased 12.7%; international sales increased 15.5%, which reflected an operational increase of 6.6% and a positive currency impact of 8.9%.

Products with strong operational growth included REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; PREZISTA® (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; and international sales of  RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication. Strong growth was also achieved from newly launched products including STELARATM (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; and SIMPONITM (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis.

Sales results of TOPAMAX® (topiramate), an antiepileptic and a treatment for migraine, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by generic competition.

Worldwide Medical Devices and Diagnostics sales of $6.2 billion for the first quarter represented an increase of 12.5% versus the prior year consisting of an operational increase of 8.1% and a positive currency impact of 4.4%. Domestic sales increased 8.8%; international sales increased 15.9%, which reflected an operational increase of 7.5% and a positive currency impact of 8.4%.

Primary contributors to operational growth included Ethicon’s surgical care products; DePuy’s orthopaedic joint reconstruction and sports medicine businesses; Ethicon Endo-Surgery’s minimally invasive products and Advanced Sterilization Products’ infection prevention solutions; and Ortho-Clinical Diagnostics’ professional products. This growth was partially offset by lower sales in the Cordis franchise, reflecting continued competition in the drug-eluting stent market.

During the quarter, the Company filed for CE Mark in Europe for its NEVO® Sirolimus-Eluting Coronary Stent, the first drug-eluting stent to utilize RES TECHNOLOGY™ , eliminating the need for surface coated and permanent polymers.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

*Net earnings and diluted earnings per share excluding special items, such as the net impact of litigation gains, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure can be found in the Investor Relations section of the Company’s website at www.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)